FOR IMMEDIATE RELEASE

Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com

Modine Reports Preliminary Results of Operations for Full Year and Fourth Quarter of Fiscal 2007

Full Year Sales of $1.76 Billion -- Net Earnings from Continuing Operations of $1.31 per Fully Diluted Share.
Fourth Quarter Sales of $422 Million -- Net Loss from Continuing Operations of $0.09 per Fully Diluted Share – In Line with Previous Guidance.

RACINE, Wis., May 2, 2007– Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported full year and fourth quarter fiscal 2007 results from continuing operations:

	Fiscal 2007	Fiscal 2006
Full Year
Net sales	$1.76 billion	$1.63 billion
Earnings per fully diluted share	$1.31 per share	$1.78 per share
Earnings before interest, taxes, depreciation and amortization	$120.7 million	$164.4 million
(EBITDA)*

Fourth Quarter
Net sales	$421.6 million	$416.9 million
Net (loss)/earnings per fully diluted share	$(0.09) per share	$0.38 per share
EBITDA	$17.0 million	$31.6 million

Full Year Fiscal 2007 Results
•	Strong sales volumes were achieved in most businesses through the majority of fiscal 2007.
•
Underlying earnings were positively impacted by strong volumes and improved operating performance in the company’s manufacturing operations, but were more than offset by continued margin pressure from customer pricing and the cost of raw materials.

•	$13.6 million in repositioning and restructuring charges were recorded during the year.
•
Lower effective tax rate with a tax benefit of 7.6 percent in fiscal 2007 versus a tax provision of 32.9 percent in fiscal 2006, due to the favorable impact of tax planning strategies completed during the year and a shift in taxable earnings to lower tax rate foreign jurisdictions.

David B. Rayburn, Modine President and Chief Executive Officer said, “As a result of the actions we’ve taken to date – as well as those we’ll continue to take – we are confident that the company’s future is bright. I am very excited about our plant expansions in emerging markets. In addition, we’ve secured a number of new business wins, such as our recent announcement to provide exhaust gas recirculation coolers for Hyundai passenger vehicles, and the recent announcement of our largest ever North American school room air conditioning order. There is no doubt that we faced headwinds in our fourth quarter due to significantly lower North American truck build rates, but we have made solid progress on our repositioning program. Thus, we are looking forward to a similar or improved level of pre-tax results in fiscal 2008.”

Full Year Accomplishments
•
Secured new business. During the year we announced several significant new business wins that helped further diversify the company by customer and by region, including those with Volvo, Denso, and Hyundai.

•
Repositioned the manufacturing footprint. The company announced plans to close four plants in the U.S., including the recently announced conditional closure of the Jackson, Mississippi plant. In addition, the company announced plans to invest $60 million in new plants in China and India to serve the Asian domestic markets, a new plant in Mexico to serve the North American market, and a plant in Hungary to serve the growing European heavy duty and industrial market. Modine also acquired the remaining 50 percent of its business in Brazil that it did not already own and closed its loss-making facility in Taiwan.

•
Introduced technology innovations. Modine is making significant progress on its next generation powertrain cooling technology which will provide improved performance with lower material content. The company is also closer to commercially producing critical components for the growing global needs of stationary power fuel cells. During the year, Modine developed a CO2 fuel cell unit demonstrator to address the idle-off needs of the trucking industry, as well as a CO2 HVAC system for the U.S. military which won a U.S. Secretary of Defense Award.

•	Announced the intention to explore strategic alternatives for Modine’s Electronics Cooling business.

The following table reconciles the estimated significant differences in earnings from continuing operations between fiscal 2006 and fiscal 2007:
		($’s in millions, after tax)

Fiscal 2006 Full Year Earnings from Continuing Operations		$60.8

Differences (pre-tax)
Higher volume	8.7
Operating performance	22.1
Net impact of higher commodity prices	(26.9)
Customer price decreases	(26.1)
Repositioning and restructuring activities	(13.6)
Other	(15.5)

Total Pre-tax Differences	(51.3)
Total After-tax Differences		(34.4)

Tax planning strategies		12.9
Change in effective tax rate		3.0

Fiscal 2007 Full Year Earnings from Continuing Operations		$42.3

Sales: Full year sales from continuing operations were $1.76 billion, up from $1.63 billion reported in the 2006 fiscal year. Excluding the impact of acquisitions and foreign currency exchange rate changes, underlying sales increased by $15.6 million, or 1 percent. Strong sales existed in European automotive, North American truck and global heavy duty markets.

Gross Profit: Full year gross profit declined to $282.0 million, or 16.0 percent of sales, from the $309.6 million, or 19.0 percent of sales, reported last fiscal year. This decrease is attributable to higher global commodity pricing and customer price decreases experienced during the fiscal year. In addition, $6.0 million of the repositioning costs were recorded in gross profit during the fiscal year, as the company continues to reposition its manufacturing footprint. Favorable manufacturing performance of $22.1 million partially offset these decreases.

Selling, General and Administrative Expenses and Restructuring Costs: Full year SG&A expenses increased $3.4 million, or 1.5 percent, from fiscal 2006, excluding the impact of $7.6 million of repositioning and restructuring costs and the $11.2 million impact from the company’s acquisition of Modine Brazil. As a percentage of sales, SG&A was 13.3 percent, which has improved from 13.5 percent of sales in fiscal 2006 – excluding the impact of the items mentioned above.

Earnings: Fiscal 2007 earnings from continuing operations of $42.3 million decreased from $60.8 million earned last year. The decrease includes reduced pre-tax results which were partially offset by favorable tax planning strategies completed during fiscal 2007.

Full Year Fiscal 2007 Segment Data
Original Equipment - Americas segment sales increased 8.9 percent, or $60.6 million, to $742.6 million from $682.0 million reported one year ago, with operating income of $53.8 million versus $82.6 million in fiscal 2006. The Modine Brazil acquisition had a $77.2 million positive impact on the sales results. Sales growth in the truck and heavy duty markets were more than offset by declining sales volumes in the North American automotive market. Operating income was down throughout North America, due to continued pricing pressure and the effect of higher raw material costs, as well as $6.9 million in pre-tax costs incurred within this segment related to the company’s repositioning and restructuring efforts.

Original Equipment - Europe segment sales increased 9.2 percent to $588.7 million from $539.1 million one year ago, due to strong automotive and heavy duty sales, and the positive effect of foreign currency changes on the business. Operating income was $62.0 million versus $71.8 million last year. Higher commodity prices and customer pricing pressures contributed to this decrease, partially offset by favorable manufacturing performance.

Original Equipment - Asia segment sales increased 5.8 percent to $218.9 million from $206.9 million one year ago primarily due to the positive effect of foreign currency on the business. The business recorded an operating loss of $0.9 million in fiscal 2007, which is consistent with the operating loss recorded in fiscal 2006. Customer pricing pressures in fiscal 2007 were largely offset by operating performance improvements and reduced salaries from headcount reductions.

Commercial Heating, Ventilating, Air Conditioning and Refrigeration (CHVAC&R) segment sales increased 4.1 percent to $178.5 million from $171.5 million; however, operating income decreased to $7.7 million versus $15.1 million in fiscal 2006. The decrease in operating income was related to integration inefficiencies, as the Airedale business was transferred into the existing North American facilities during fiscal 2007. In addition, initial SAP launch issues in the United Kingdom contributed to the decrease in operating income.

Other segment sales in fiscal 2007 were $39.8 million, up from $34.8 million one year ago, with an operating loss of $8.1 million versus an operating loss of $15.2 million in fiscal 2006. The operating loss in the prior year was related to Modine’s Taiwan operations that ceased production in July 2006. With the closing of that facility, Modine’s remaining Electronics Cooling business operated near a breakeven level but is showing positive earnings momentum.

Fourth Quarter Fiscal 2007 Results
•	Slower than anticipated start-up from a new North American truck customer that banked engines prior to the January 1, 2007 U.S. emissions law changes.
•	Lower U.S. truck revenues – down 21 percent.
•	Higher commodity prices – a $3.7 million year over year impact to net earnings.
•	Higher repositioning and restructuring costs of $3.4 million and increased warranty costs of $3.9 million.

The following table reconciles the estimated significant differences in results from continuing operations between the fourth quarter of fiscal 2006 and the fourth quarter of fiscal 2007:

		($’s in millions, after tax)
Fiscal 2006 Fourth Quarter Earnings from Continuing Operations		$12.7

Differences (pre-tax)
Lower volume	(7.6)
Operating performance	4.2
Net impact of higher commodity prices	(3.7)
Customer price decreases	(6.5)
Repositioning and restructuring activities	(3.4)
Warranty costs	(3.9)
Other	1.5

Total Pre-tax Differences	(19.4)
Total After-tax Differences		(16.6)

Change in effective tax rate		1.1

Fiscal 2007 Fourth Quarter Loss from Continuing Operations		$(2.8)

Sales: Fourth quarter sales from continuing operations were $421.6 million, a slight improvement from $416.9 million reported in the fiscal 2006 fourth quarter. Excluding the impact of acquisitions and foreign currency exchange rate changes, underlying sales decreased by $34.1 million, or 8.2 percent. Sales volumes were negatively impacted by the cyclical downturn in the U.S. truck markets, as well as continued softness in the U.S. automotive market.

Gross Profit: Fourth quarter gross profit declined to $58.4 million, or 13.9 percent of sales, from the fiscal 2006 fourth quarter gross profit of $69.3 million, or 16.6 percent of sales. This decrease is attributable to higher global commodity pricing and certain warranty issues in the company’s Original Equipment-Europe business segment. In addition, $1.9 million of repositioning costs were recorded in gross profit during the quarter, as the company continues to reposition its manufacturing footprint. Favorable manufacturing efficiencies of $4.2 million partially offset these decreases.

Selling, General and Administrative Expenses and Restructuring Costs: Fiscal 2007 fourth quarter SG&A expenses increased $2.6 million from the fourth quarter of fiscal 2006, excluding the impact of $1.5 million of repositioning and restructuring costs, and the $3.4 million impact from the company’s acquisition of Modine Brazil. This increase is primarily driven by start up expenses incurred for our new plants in India and Mexico, and costs incurred related to significant new business launches. Also, in the quarter, the company expensed an additional $1.6 million of stock-based compensation costs in accordance with the provisions of SFAS No. 123(R) which was adopted during fiscal 2007.

Earnings/Loss: The loss from continuing operations of $2.8 million represented a significant decline from the earnings of $12.7 million in the same period last year. The company reported a loss in the fourth quarter due to the factors impacting the reduction in gross profit and changes in SG&A noted above.

Fiscal Year End Balance Sheet, Cash Flow and Return on Capital
Operating cash flow was $102.4 million in fiscal 2007 compared with $131.9 million in fiscal 2006. This reduction is primarily due to increased working capital needs and declining year over year financial performance. However, this represents the seventh consecutive year that operating cash flows exceeded $100 million. During fiscal 2007, the company funded $82.8 million of capital expenditures in support of new business, acquired the remaining 50 percent of Modine Brazil it did not already own for $11.1 million, and provided $35.9 million in cash returns to shareholders through dividend payments and share repurchases. The cash balance at March 31, 2007 was $21.2 million, compared to $30.8 million at the end of fiscal 2006.

Commenting on the company’s financial position, Bradley C. Richardson, Modine’s Executive Vice President, Finance and Chief Financial Officer, said, “We’re very pleased with our cash flow generation and the strength of our balance sheet, which give us the flexibility to reinvest in profitable growth opportunities and address challenging market conditions. We remain focused on minimizing our on-hand cash balances by investing in the business and continuing to provide returns to our shareholders.”

Working capital of $148.9 million at the end of fiscal 2007 was higher than the balance of $117.2 million at March 31, 2006 primarily due to assets capitalized in conjunction with the company’s acquisition of Modine Brazil and increased working capital needs. The company continues to focus on increasing its inventory turns and reducing days’ sales outstanding, both of which have shown improvements in the fourth quarter of fiscal 2007.

Total debt at the end of fiscal 2007 was $179.3 million, compared with $157.8 million at the end of fiscal 2006. The debt to capital (debt plus shareholders’ equity) ratio increased to 26.7 percent, compared with 23.8 percent at the end of fiscal 2006. The increase in Modine’s debt level in fiscal 2007 is primarily attributable the company’s acquisition of the remaining 50 percent of Modine Brazil. This increase in debt, coupled with a $51 million reduction in shareholders’ equity based on the company’s adoption of the pension and post-retirement provisions of SFAS No.158 during the fourth quarter, contributed to the company’s increased debt to capital ratio. Return on average capital employed (ROACE)* for fiscal 2007 was 7.2 percent, down from 9.7 percent for fiscal 2006.

Fiscal 2008 Outlook
In commenting on Modine’s fiscal 2008 outlook, Mr. Rayburn said, “As a result of our repositioning efforts, we expect a similar or improved level of pre-tax results in our business in fiscal 2008. We will continue to face challenges in the year including the impact of the expected decline in the U.S. truck markets, high commodity pricing, redundant costs as we reposition our manufacturing footprint, IT system implementation costs, and a higher tax rate. Despite those challenges we are forecasting that pre-tax margins will increase as we exit low profit businesses, gain increased operating efficiencies, continue our low cost country purchasing initiatives, and lower SG&A expenses.”

The company expects fiscal 2008 earnings from continuing operations to fall within a range of $0.80 and $1.20 per fully diluted share, based on the current assumptions for metals pricing and the 2008 North American truck build. These expectations are subject to a number of assumptions and other factors outlined below, and would change significantly if the assumptions are not correct, or if developments transpire outside the company’s control.

Mr. Rayburn continued, “We expect that the plans and programs we have put in place will allow us to overcome many of the challenges we face. There is some upside potential to our forecast, such as benefits we may experience from strong global agricultural market demand and our ability to further pass commodity hardship pricing on to our customers. We expect earnings momentum to build in the second half of the fiscal year.”

Guidance Summary

	Fiscal 2007	Fiscal 2008
		Low	High
Net sales	$1.76 billion	$1.65 billion	$1.70 billion
Gross margin (%)	16.0	16.1	16.5
Operating margin (%)	2.3	2.8	3.6
Pre-tax earnings	$39 million	$36 million	$50 million
Tax rate (%)	(7.6)	29	25
Earnings per fully diluted share	$1.31	$0.80	$1.20

Capital spending	$83 million	$85 million	$105 million
Depreciation	$71 million	$75 million	$80 million

Key assumptions and other considerations included in Modine’s fiscal 2008 guidance:
•
Sales in the Americas will be down due to lower demand and a slow ramp-up of new customer demand; for Asia, sales will be up from new product wins; for Europe, sales will be up from increased volumes; and for Commercial HVAC&R, sales will be up due to market strength. The most significant factor impacting these assumptions is truck volumes in the U.S. which will be down throughout fiscal 2008. However, the company has partially offset this decline by securing business from a new North American truck customer that will significantly increase Modine’s share of the U.S. truck market. The benefit from this market share gain will not be realized until the second half of fiscal 2008, because the start-up of the Freightliner business has been slow. Our assumption is for the U.S. heavy duty truck build to be approximately 220,000 units with 8 percent of revenues derived from the U.S. truck market.

•
Gross margins improving year over year. The most significant factor impacting this assumption is based on metals pricing remaining at recent market prices of $1.28 per pound for aluminum, $22.75 per pound for nickel, and $3.60 per pound for copper. A parallel 5 percent shift in the average metal prices during fiscal 2008 is estimated to result in a $0.10 per share change in our reported earnings. The company will continue to use hedging instruments from time to time, and seek to maximize recovery of increased commodity prices from our customers through pass-through agreements and hardship pricing.

•	The tax rate will increase due to the absence of tax planning strategies available in fiscal 2007 that lowered the effective tax rate.
•	Capital spending will be up due to our manufacturing footprint repositioning activities.

Mr. Rayburn emphasized, “We have the right plan and are making the right decisions to lower costs, increase margins and grow the company profitably. I remain confident that as we look out over the long term, we will be a more cost competitive, innovative and efficient company with improved results for our shareholders.”

Conference Call and Webcast

Modine will conduct a conference call and Webcast on Wednesday, May 2nd at 10:00 a.m. EST (9:00 a.m. CST) to discuss additional details regarding the company’s performance for the 2007 fiscal year. President and Chief Executive Officer, Dave Rayburn, and Executive Vice President Finance and Chief Financial Officer, Brad Richardson, will host the call. To access a live Webcast of the conference call with slides please use this link, https://www.livemeeting.com/cc/vcc/join?id=w2004109&role=attend&pw=A200410

You will be required to enter your name and you are encouraged to log on to the Webcast about 10 minutes prior to the start of the conference call. A replay of the slides and the audio will be available on the investor relations section of Modine’s Web site at http://www.modine.com, after May 4th, 2007. If you choose to listen to the call via telephone, participants in U.S. and Canada may dial 800.238.9007 and international participants may dial 719.457.2622. Use passcode 2004109.

About Modine
Modine, with fiscal 2007 revenues of $1.8 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The company employs approximately 7,700 people at 34 facilities worldwide.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding a positive impact from new business programs, accretive acquisitions, acceleration of technology, achievement of cost reductions, expansion into niche markets, refocus in global manufacturing footprint, increased cash flow and continued financial returns are based on Modine’s current expectations. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner; the ability of Modine, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the SEC including the factors discussed item 1A, Risk Factors, and in the “Cautionary Factors” section in Item 7 of the company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments.

*Non-GAAP Financial Disclosures
Financial information excluding repositioning and restructuring charges, the impact of acquisitions, and tax benefits in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the repositioning and restructuring charges, the impact of acquisitions, and tax related items. Management analyzes the company’s business performance and trends excluding amounts related to the repositioning and restructuring charges, the impact of acquisitions, and tax benefits. These measures, as well as EBITDA and ROACE, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition - Return on average capital employed (ROACE) The sum of, net earnings and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) The sum of, net earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization: this is a financial measure of the profit generated excluding the above mentioned items.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
	(In thousands, except per-share amounts)

	Three months ended March 31,		Twelve months ended March 31,
	2007	2006	2007	2006
Net sales	$421,640	$416,880	$1,757,472	$1,628,900
Cost of sales	363,245	347,544	1,475,506	1,319,294
Gross profit	58,395	69,336	281,966	309,606
Selling, general, & administrative expenses	61,563	55,388	237,837	220,090
Restructuring	1,335	-	4,406	-
Income (loss) from operations	(4,503)	13,948	39,723	89,516
Interest expense	(2,952)	(1,817)	(10,163)	(7,247)
Other income - net	2,791	2,581	9,727	8,271
Earnings (loss) from continuing operations before income taxes	(4,664)	14,712	39,287	90,540
Provision for (benefit from) income taxes	(1,914)	2,055	(2,975)	29,788
Earnings (loss) from continuing operations	(2,750)	12,657	42,262	60,752

Earnings (loss) from discontinued operations (net of income taxes)	-	(106)	-	351
Gain (loss) on spin off of discontinued operations	-	163	-	(53,462)
Cumulative effect of accounting change (net of income taxes)	-	-	70	-
Net earnings (loss)	$(2,750)	$12,714	$42,332	$7,641

Earnings (loss) from continuing operations as a percent of net sales	(0.7%)	3.0%	2.4%	3.7%

Earnings (loss) per share of common stock -basic:
Continuing operations	$(0.09)	$0.39	$1.32	$1.80
Earnings from discontinued operations	-	-	-	0.01
Loss on spin off of discontinued operations	-	-	-	(1.58)
Cumulative effect of accounting change	-	-	-	-
Net earnings (loss) -basic	$(0.09)	$0.39	$1.32	$0.23

Earnings (loss) per share of common stock -diluted:
Continuing operations	$(0.09)	$0.38	$1.31	$1.78
Earnings from discontinued operations	-	-	-	0.01
Loss on spin off of discontinued operations	-	-	-	(1.57)
Cumulative effect of accounting change	-	-	-	-
Net earnings (loss) -diluted	$(0.09)	$0.38	$1.31	$0.22

Weighted average shares outstanding:
Basic	32,137	32,749	32,149	33,729
Diluted	32,249	33,024	32,246	34,144

Net cash provided by operating activities	$34,898	$34,309	$102,410	$131,857
Dividends paid per share	$0.175	$0.175	$0.700	$0.700

Comprehensive earnings (loss), which represents net earnings (loss) adjusted by the post-tax change in foreign-currency translation, minimum pension liability, liability, and the effective portion of cash flow hedges recorded in shareholders' equity, for the 3 month period ended March 31, 2007 and 2006 were ($3,375) and $20,675, respectively, and for the 12 month period ended March 31, 2007 and 2006, were $66,702 and ($14,333), respectively.

Condensed consolidated balance sheets (unaudited)
	(In thousands)
	March 31, 2007	March 31, 2006
Assets
Cash and cash equivalents	$21,227	$30,798
Short term investments	3,001	-
Trade receivables - net	252,359	254,681
Inventories	111,912	90,227
Other current assets	68,358	36,489
Total current assets	456,857	412,195
Property, plant, and equipment - net	519,420	467,600
Other noncurrent assets	123,822	172,300
Total assets	$1,100,099	$1,052,095
Liabilities and shareholders' equity
Debt due within one year	$3,493	$6,108
Accounts payable	196,330	187,048
Other current liabilities	108,130	101,793
Total current liabilities	307,953	294,949
Long-term debt	175,856	151,706
Deferred income taxes	18,385	38,424
Other noncurrent liabilities	106,112	61,591
Total liabilities	608,306	546,670
Shareholders' equity	491,793	505,425
Total liabilities & shareholders' equity	$1,100,099	$1,052,095

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
	(In thousands)
Twelve months ended March 31,	2007	2006

Net earnings	$42,332	$7,641
Adjustments to reconcile net earnings with cash provided by operating activities:
Depreciation and amortization	71,104	68,181
Loss on spin-off of aftermarket business	-	53,462
Other - net (a)	(7,907)	8,097
Net changes in operating assets and liabilities	(3,119)	(5,524)
Cash flows provided by operating activities	102,410	131,857

Cash flows from investing activities:
Expenditures for property, plant and equipment	(82,752)	(79,870)
Acquisitions, net of cash	(11,096)	(37,991)
Spin-off of Aftermarket business	-	(6,300)
Proceeds from dispositions of assets	931	863
Other- net	3,081	1,082
Net cash used for investing activities	(89,836)	(122,216)

Cash flows from financing activities:
Net increase in debt	16,125	56,458
Settlement of derivative contracts	(1,412)	(2,238)
Proceeds from exercise of stock options	2,914	12,500
Repurchase of common stock, treasury and retirement	(14,526)	(82,811)
Cash dividends paid	(22,642)	(23,878)
Other - net	(1,675)	7,712
Net cash used for financing activities	(21,216)	(32,257)

Effect of exchange rate changes on cash	(929)	(1,677)

Net decrease in cash and cash equivalents	(9,571)	(24,293)

Cash and cash equivalents at beginning of the period	30,798	55,091

Cash and cash equivalents at end of the period	$21,227	$30,798

(a) The change in Other - net is primarily comprised of deferred income tax benefit, undistributed earnings of affiliates, pension costs and loss from impairment and disposition of property, plant and equipment.

Condensed segment operating results (unaudited)**
			(In thousands)

	Three months ended March 31,		Twelve months ended March 31,
	2007	2006	2007	2006
Sales:
Original Equipment-Americas	$168,057	$182,849	$742,552	$681,954
Original Equipment-Asia	58,634	51,434	218,892	206,885
Original Equipment-Europe	151,449	129,542	588,746	539,141
Commercial HVAC&R	38,810	44,123	178,534	171,479
Other	8,251	10,457	39,796	34,845
Segment sales	425,201	418,405	1,768,520	1,634,304
Corporate and Administrative	802	972	4,500	3,358
Eliminations	(4,363)	(2,497)	(15,548)	(8,762)
Total net sales	$421,640	$416,880	$1,757,472	$1,628,900

Operating income/(loss):
Original Equipment-Americas	$6,134	$22,516	$53,848	$82,601
Original Equipment-Asia	(547)	(3,550)	(942)	(924)
Original Equipment-Europe	10,291	13,803	61,962	71,767
Commercial HVAC&R	(456)	1,992	7,743	15,131
Other	(977)	(5,471)	(8,110)	(15,200)
Segment operating income	14,445	29,290	114,501	153,375
Corporate and Administrative	(18,986)	(15,370)	(74,791)	(64,000)
Eliminations	38	28	13	141
Operating income (loss)	$(4,503)	$13,948	$39,723	$89,516

** In the current year, ten months of the Brazilian acquisition results are included in the Original Equipment-Americas segment.  In the prior year, ten months of the Airedale acquisition results are included in Commercial HVAC&R segment.

Modine Manufacturing Company
Return on average capital employed (unaudited)
	(Dollars in thousands)
Trailing four quarters ended March 31,	2007	2006

Net earnings	$42,332	$60,752
Plus interest expense net of tax benefit at total company effective tax rate	7,947	4,863
Net return	$50,279	$65,615

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$697,096	$678,349

Return on average capital employed	7.2%	9.7%

Interest expense	$10,163	$7,247
Total company effective tax rate***	21.8%	32.9%
Tax benefit	2,216	2,384
Interest expense, net of tax benefit	$7,947	$4,863

*** Excludes $3.6 million benefit from Brazil NOL realization and $8.0 million benefit from Taiwan worthless stock deduction as the actual rate for fiscal 2007 is impacted by these non-recurring deductions.

Earnings before interest, taxes, depreciation and amortization (EBITDA) (unaudited)
			(Dollars in thousands)
	Three months ended March 31,		Twelve months ended March 31,
	2007	2006	2007	2006
Net earnings (loss)	$(2,750)	$12,714	$42,332	$7,641
Provision for (benefit from) income taxes (a)	(1,914)	2,055	(2,930)	29,788
Interest expense	2,952	1,817	10,163	7,247
Loss (gain) on discontinued operations (b)	-	106	-	(351)
Loss (gain) on spin off of discontinued operations (b)	-	(163)	-	53,462
Depreciation and amortization (c)	18,716	15,028	71,104	66,587
EBITDA	$17,004	$31,557	$120,669	$164,374

(a)	Provision for income taxes for the twelve months ended March 31, 2007 includes $45 of taxes related to the cumulative effect of accounting change.
(b)	The calculation of EBITDA excludes the results of discontinued operations for the periods presented.
(c)
Depreciation and amortization of $1,594 for the twelve months ended March 31, 2006, respectively, related to discontinued operations and were excluded from the depreciation and amortization as presented.

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